Exhibit 23.8

Consent of Independent Auditors
The Owners of LOOP LLC:
We consent to the use of our report dated March 31, 2016, with respect to the balance sheet of LOOP LLC as of December 31, 2015, and the related statements of income and members’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015, which report appears in the Form 8-K of MPLX LP dated September 1, 2017, incorporated herein by reference.
/s/ KPMG LLP
New Orleans, Louisiana
January 8, 2018